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                                   EXHIBIT 99
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Monday October 16, 2:01 pm Eastern Time

Press Release

International Fuel Technology Arranges New Financing and Announces Letter of Intent to Purchase Patent Rights for New Emission Control Technology

ST. LOUIS--(BUSINESS WIRE)--Oct. 16, 2000--The management team of International Fuel Technology (IFT)(OTC BB:IFUE - news) disclosed today that it has signed a term sheet with The International Investment Group (IIG) for a $6 million equity line of credit that would be funded over a two-year period. The base commitment is for $3 million over one year, with a one-year extension, at IFT's option, for an additional $3 million. Closing of the commitment and initiation of funding is subject to negotiation and execution of documentation containing customary terms and conditions for a transaction of this type, as well as effectiveness of a registration statement to be filed with the Securities and Exchange Commission
(SEC) for the registration of an appropriate number of the company's common shares.

"Our goal in securing capital has been first to find a partner who understands and believes in IFT's strategic direction, and we felt that once this was accomplished, the actual details of a financing structure would go smoothly," explained Jonathan R. Burst, Chief Executive Officer.

"IIG is very familiar with the operations and management team of IFT. Our efforts over the past several months to expand and diversify the technologies within IFT has enabled us to build a firm foundation from which to raise capital, and we feel IIG recognizes the opportunities that lie before the company. We are especially pleased that IIG has provided the company with a level of capital that will enable us to meet the needs of all our technologies, as well as fund the creation and growth of the PEER brand, which will bind the technologies together."

IFT had previously worked with GEM Advisors since the start of the year to effect a $1.5 million financing, but the term of GEM's commitment expired on August 24th when the company was unable to have an S-1 registration statement effective with the SEC. GEM Advisors was conditionally willing to extend the deadline for registration of the S-1, however, the Company elected not to accept the terms and conditions of the extension. Will Lindenmayer, President of IFT, explained "The cost to extend the commitment with GEM Advisors, coupled with the overall cost of their financing and the lower dollar commitment, confirmed our need to find a financial partner more suited to our particular strategic needs."

The company also announced today that a Letter of Intent to purchase certain assets has been signed with Mr. Don Thompson, the patent holder for a specialized filter technology. The technology invented and patented by Mr. Thompson is effective in reducing the ambient particulate matter in targeted fluids including diesel fuel, certain lubricating oils, and electric insulating oil, while also helping to improve engine performance. The acquisition of these assets is subject to negotiation of a definitive purchase agreement and completion of satisfactory due diligence by IFT.

"We are especially excited about bringing both Mr. Thompson and his technology into IFT because it further expands the breadth of our technologies and the industries in which we can be
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effective," stated Lindenmayer. "With the results to date of the research and development activities surrounding this technology, we will work to achieve commercialization in the electric utility industry within the next six months, and then scale-up operations to try and penetrate additional industries after that."

If this asset purchase is completed, the company intends to create a separate division within IFT for this technology. This would bring the potential number of divisions to three within the IFT/PEER Technologies umbrella; PEERfuel(TM), Interfacial and the filter-based technology.

Lindenmayer explained that another key reason for bringing the filter-based technology into the company was because of its potential to work with other technologies the company is seeking to bring on board. "While each technology has its own intended benefits and path for commercialization, there also exists the ability to bring multiple technologies together, for example, to attack emission areas such as NOx and Particulate Matter. With combinations of technologies, we may be able to craft complete solutions to pollution emission problems that single technologies by themselves can not address," added Lindenmayer.

"IFT, potentially to be re-named PEER Technologies, is seeking to make itself the first incubator of emission control technologies, and with PEERfuel(TM), Interfacial and a unique filter technology, we are well positioned to work to meet the increasing demands for cleaner air and improved engine performance within a wide variety of industries."

Statements contained in this release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to obtain financing adequate to fund its operations, the company's ability to generate revenues, the company's ability to develop a market for its products and other factors more fully described in the Company's literature and its filings with the Securities and Exchange Commission.

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Contact:
     International Fuel Technology Inc., St. Louis
     William Lindenmayer, 314/727-3333
     www.peerfuel.com
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